Exhibit 21
Federated Department Stores, Inc.
Subsidiary List as of March 31, 2006

State of
Incorporation/
Corporate Name	Formation	Trade Name(s)

Advertex Communications, Inc.	Delaware	Macy’s Corporate Marketing &
Macy’s Home Store Marketing
After Hours Formalwear, Inc.	Georgia
Bloomingdale’s By Mail Ltd.	New York
Bloomingdale’s, Inc.	Ohio
Bloomingdales.com, Inc.	New York
David’s Bridal, Inc.	Florida
FACS Group, Inc.	Ohio
FACS Insurance Agency, Inc.	Texas
FDS Bank	N/A
FDS Thrift Holding Co., Inc.	Ohio
Federated Brands, Inc.	Delaware
Federated Corporate Services, Inc.	Delaware
Federated Department Stores Insurance Company, Ltd. (99.99% ownership)	Bermuda
Federated Department Stores Insurance Company, Inc.	New York
Federated Retail Holdings, Inc.	New York	Macy’s*
Federated Systems Group, Inc.	Delaware
Grande Levee, Inc.	Nevada
iTrust Insurance Agency, Inc.	Arizona
Leadville Insurance Company	Vermont
Macy’s Department Stores, Inc.	Ohio
Macy’s Florida Stores, LLC	Ohio
Macy’s Merchandising Group, LLC	Delaware
Macy’s TX I, LP	Texas
Macys.com, Inc.	New York
May Capital, Inc.	Delaware
May Department Stores International, Inc.	Delaware
May Merchandising Company	Delaware
Priscilla of Boston, Inc.	Delaware
Snowdin Insurance Company	Vermont

*	Federated Retail Holdings, Inc. currently operates stores under the trade names Famous-Barr, Filene’s, Foley’s, Hecht’s, The Jones Store, Kaufmann’s, L.S. Ayres, Marshall Field’s and Strawbridge’s. It is anticipated that in September 2006, Federated Retail Holdings, Inc. will cease to use the foregoing trade names and commence doing business as Macy’s.

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